EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Zerify, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule		Amount registered (1)	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee(4)

Fees to Be Paid	Equity	Common shares USD $0.0001 par value per share underlying common stock purchase warrants to be offered for resale by the selling stockholder, The Special Equities Opportunity Fund, LLC (1)(2)(4)	457	(o)	30,000,000—	0.0185—	$555,000	0.0000927	$51.45

Fees to Be Paid	Equity	Common shares USD $0.0001 par value per share underlying common stock purchase warrants to be offered for resale by the selling stockholder, Gregory Castaldo (1)(3)(4)	457	(o)	—20,000,000	$0.0185—	$370,000	0.0000927	$34.30

		Total Offering Amounts					$925,000		$85.75

		Total Fees Previously Paid							—

		Total Fee Offsets							—

		Net Fee Due							$85.75

1. Represents shares to be registered on strictly behalf of Selling Stockholders, The Special Equities Opportunity Fund, LLC and Gregory Castaldo. Includes an indeterminable number of additional shares of Common Stock, pursuant to Rule 416 under the Securities Act that may be issued to prevent dilution from stock splits, stock dividends or similar transaction that could affect the shares to be offered by Selling Stockholders.

2. Consists of an aggregate of 30,000,000 shares of Common Stock issuable on conversion of common stock purchase warrants held by The Special Equities Opportunity Fund, LLC.

3. Consists of an aggregate of 20,000,000 shares of Common Stock issuable on conversion of common stock purchase warrants held by Gregory Castaldo.

4. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is based upon the closing price of $0.0185 per share of the Registrant’s Common Stock on the OTCQB on August 3, 2022